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                       AMENDMENT NO. 5 TO RIGHTS AGREEMENT


         Amendment No. 5 dated as of February 28, 2002 ("Amendment No. 5") to the Rights Agreement dated as of March 9, 1999, as amended on June 9, 1999, April 7, 2000, October 26, 2000 and February 21, 2001 (the "Rights Agreement"), between Merrimac Industries, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC (f.k.a. ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

               WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and

               WHEREAS, the Board of Directors of the Company, in accordance with Section 27 of the Rights Agreement, deems it desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth herein;

               NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

               SECTION 1. CERTAIN DEFINITIONS.

               (a) For purposes of this Amendment No. 5, capitalized terms used herein and not otherwise defined shall have the meanings indicated in the Rights Agreement. Each reference to "hereof", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

               (b) Section 1(i) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                      "(i) "Exempt Person" shall mean (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, (ii) William D. Witter, Inc., a New York corporation registered as an investment advisor under the Investment Advisers Act of 1940 ("Witter, Inc."), and its Affiliates and Associates (other than Charles F. Huber, II); provided, that Witter, Inc., together with its Affiliates and Associates (other than Charles F. Huber, II), are not the Beneficial Owners of more than 15% of the Common Shares of the Company then outstanding, (iii) Ericsson Holding International, B.V., a Netherlands corporation ("Ericsson"), and its Affiliates and Associates; provided, that Ericsson, together with its Affiliates and Associates, are the Beneficial Owners of only Common Shares purchased, or Common Shares converted from warrants purchased, from the Company pursuant to a letter agreement dated as of April 7, 2000, and a Subscription Agreement for Common Stock and Warrants dated as of October 26, 2000 among Ericsson and the Company,(iv) Adam Smith Investment Partners, L.P., a Delaware limited partnership ("Adam Smith"), and its Affiliates and


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Associates; provided that Adam Smith, together with its Affiliates and
Associates, are the Beneficial Owners of only Common Shares purchased, or Common Shares converted from warrants purchased, from the Company pursuant to a Subscription Agreement for Common Stock and Warrants dated as of October 26, 2000 among the Company, Adam Smith, Adam Smith Ltd. B.V., a British Virgin Islands corporation, and other investors executing the same and (v) Dupont Chemical and Energy Operations, Inc. ("DCEO"), a Delaware corporation and wholly-owned subsidiary of E.I. Du Pont De Nemours and Company, a Delaware corporation ("DuPont"), and its Affiliates and Associates; provided, that DCEO, together with its Affiliates and Associates, including Dupont, are the Beneficial Owners of only Common Shares purchased from the Company pursuant to a Subscription Agreement dated as of February 28, 2002 among DCEO, DuPont and the Company

               SECTION 2. BENEFITS OF THIS AGREEMENT. Nothing in this Amendment No. 5 shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights any legal or equitable right, remedy or claim under this Amendment No. 5, but this Amendment No. 5 shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights.

               SECTION 3. SEVERABILITY. If any term, provision or restriction of this Amendment No. 5 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions of this Amendment No. 5 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               SECTION 4. GOVERNING LAW. This Amendment No. 5 shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

               SECTION 5. COUNTERPARTS. This Amendment No. 5 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

               SECTION 6. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment No. 5 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

               SECTION 7. RIGHTS AGREEMENT AS AMENDED. This Amendment No. 5 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
5 to be duly executed and attested, all as of the day and year first above written.


                                 MERRIMAC INDUSTRIES, Inc.

                                 By  /s/ Robert V. Condon
                                     -------------------------------
                                 Name:  Robert V. Condon
                                 Title: Vice President, Finance and
                                        Chief Financial Officer


                                 MELLON INVESTOR SERVICES LLC,
                                 as Rights Agent

                                 By   /s/ Yvonne D. Benn
                                      -----------------------------
                                 Name:  Yvonne D. Benn
                                 Title: Client Service Manager








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